EXHIBIT 4.1
EXECUTION COPY

JOHN B. SANFILIPPO & SON, INC.

LIMITED WAIVER
and
SECOND AMENDMENT
Dated as of July 25, 2006
to
Note Purchase Agreement
Dated as of December 16, 2004

Re: $65,000,000 Senior Notes
Due December 1, 2014

LIMITED WAIVER
and
SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT
     This Limited Waiver and Second Amendment, dated as of July 25, 2006 (this “Amendment”), to the Note Purchase Agreement, dated as of December 16, 2004, is between John B. Sanfilippo & Son, Inc., a Delaware corporation (the “Company”), and each of the institutions which is a signatory to this Amendment (collectively, the “Noteholders”).
Recitals:
     A. The Company and certain of the Noteholders have heretofore entered into the Note Purchase Agreement, dated as of December 16, 2004, as amended by the Limited Waiver and First Amendment to Note Purchase Agreement, dated as of February 6, 2006 and the Limited Waiver to Note Purchase Agreement, dated as of May 5, 2006 (the “Note Agreement”). The Company has heretofore issued the $65,000,000 4.67% Senior Notes Due December 1, 2014 (the “Notes”) pursuant to the Note Agreement. Prudential Retirement Ceded Business Trust has heretofore transferred the Notes held by it to Prudential Retirement Insurance and Annuity Company.
     B. The Company has advised the Noteholders that an Event of Default has occurred and is continuing under Section 11(c) of the Note Agreement as a result of the default by the Company in the compliance with the provisions of Section 10.1(e) of the Note Agreement as at April 30, 2006 and May 31, 2006 and Sections 10.1(b), (c), (d) and (e) of the Note Agreement as of the end of the Fiscal Quarter ended June 29, 2006 (the “Existing Defaults”).
     C. The Company has requested that the Noteholders waive the Existing Defaults. The Company has also requested that the Noteholders agree to certain modifications to the Note Agreement. Subject to the terms and conditions hereof, and effective as provided herein, the Noteholders are willing to agree to such requests provided that the Company agrees to certain amendments to the Note Agreement and the Notes as provided herein.
     D. All requirements of law have been fully complied with and all other acts and things necessary to make this Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.
     NOW, THEREFORE, in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:
     SECTION 1. AMENDMENTS. From and after the Effective Date (as defined in Section 4 hereof), the Noteholders and the Company agree to amend the Note Agreement as follows:
     1.1. Section 1 and Schedule A of the Note Agreement are amended by changing each reference therein from “4.67%” to “5.67%”.

1.2. Section 7.1 of the Note Agreement is amended by adding a new clause (i) at the end thereof to read as follows:
     “(i) Notices under Credit Agreement — Simultaneously with the transmission thereof, copies of all notices, reports, financial statements or other communications given to the Bank Agent or the Banks under the Credit Agreement, excluding routine borrowing requests.”
1.3. Clause (a) of Section 7.2 of the Note Agreement is amended and restated in its entirety as follows:
     “(a) Covenant Compliance — the information (including detailed calculations), in the form of Exhibit 7.2(a) attached hereto, required in order to establish whether the Company was in compliance with the requirements of Sections 10.1, 10.3. 10.5(c) and (g), 10.8(d), 10.10, 10.11, and 10.12, inclusive, during and/or at the end of the monthly, quarterly or annual period covered by the statements then being furnished, as applicable (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and
1.4. Section 8.1 of the Note Agreement is amended and restated in its entirety as follows:
     “Section 8.1. Required Prepayments.
     (a) Scheduled Required Prepayments — On June 1, 2006 and on each June 1 and December 1 thereafter to and including June 1, 2014 the Company will prepay $3,611,111.11 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes at par and without payment of the Make-Whole Amount or any premium, provided that upon any partial prepayment of the Notes pursuant to Section 8.1(b) or Section 8.2, the principal amount of each required prepayment of the Notes becoming due under this Section 8.1(a) on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment. As provided therein, the entire remaining unpaid principal balance of the Notes shall be due and payable on the stated maturity date thereof.
     (b) Required Prepayments Pursuant to Intercreditor Agreement — If any amounts are to be distributed to the holders with respect to the Notes on any date pursuant to the terms of the Intercreditor Agreement, such amount shall be allocated to the principal of the Notes, together with interest thereon to such date and together with the Make-Whole Amount, if any, with respect thereto, all of which shall be due and payable on such date.”
1.5. Section 8.6 of the Note Agreement is amended by amending and restating in their entirety the following definitions therein as follows:

     “Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.1(b) or Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
     “Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.1(b), Section 8.2 or Section 12.1.
     “Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.1(b) or Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires
1.6. Section 8.7 of the Note Agreement is amended and restated in its entirety as follows:
     “Section 8.7. Excess Leverage Fee. In addition to interest accruing on the Notes, the Company hereby agrees to pay to the holder of each Note a fee (the “Excess Leverage Fee”) at the rate per annum set forth in the table below on the outstanding principal balance of the Notes during any Fiscal Quarter ending after the Second Amendment Effective Date for the Financial Performance Level(s) in effect from time to time during such Fiscal Quarter and the Leverage Ratio as of the end of such Fiscal Quarter. The Financial Performance Level(s) in effect from time to time during such Fiscal Quarter for the purposes of this Section 8.7 shall be the Financial Performance Level(s) in effect from time to time under the Credit Agreement for the purposes of determining the “Applicable Margin” (as defined in the Credit Agreement) during such Fiscal Quarter. The Excess Leverage Fee with respect to each Note for any Fiscal Quarter shall be calculated on the same basis as interest on such Note is calculated and shall be paid in arrears on the last day of such Fiscal Quarter if interest is payable on the Notes on such date, and if interest is not payable on the Notes on the last day of such Fiscal Quarter, on next date after the end of such Fiscal Quarter on which interest is payable on the Notes. The payment of any Excess Leverage Fee shall not constitute a waiver of any Default or Event of Default. If an Excess Leverage Fee is due for any Fiscal Quarter, the Company will notify the holders of that fact as soon as reasonably possible and in any event no later than 5 Business Days prior to the interest payment date on which the payment of such Excess Leverage Fee is due.

	Excess Leverage Fee if	Excess Leverage
	Leverage Ratio is equal	Fee if Leverage
	to or greater than 3.50	Ratio is less than
Financial Performance Level	to 1.00	3.50 to 1.00
Level 1	1.00%	0.75%
Level 2	0.50%	0.00%
Level 3	0.25%	0.00%
Level 4	0.00%	0.00%
Level 5	0.00%	0.00%
1.7. Section 9.7 of the Note Agreement is amended and restated as follows:
     “Section 9.7. Notes to Rank Pari Passu. The Company will cause the Notes and all other obligations hereunder to at all times be direct obligations of the Company ranking pari passu with all Debt of the Company outstanding under the Credit Agreement.”
1.8. Section 9.8 of the Note Agreement is amended by adding after each occurrence of the word “Liens” therein the following parenthetical phrase:
     “(other than Liens in favor of the Collateral Agent)”
1.9. A new Section 9.9 is added to the Note Agreement as follows:
     “Section 9.9 Deliveries; Further Assurances. The Company covenants to, at its sole expense, promptly execute and deliver, or cause to be executed and delivered, to the holders of the Notes or the Collateral Agent, in due form for filing or recording (the Company hereby agrees to pay the cost of filing or recording the same (including without limitation any and all filing fees and recording taxes)) in all public offices necessary or deemed necessary by the Required Holder(s) or the Collateral Agent, in their respective reasonable discretion, such collateral assignments, security agreements, pledge agreements, mortgages, leasehold mortgages, warehouse receipts, bailee letters, consents, waivers, financing statements and other instruments and documents, and do such other acts and things, including, without limitation, all acts and things as the Required Holder(s) or the Collateral Agent may from time to time reasonably request, to establish and maintain to the satisfaction of the Required Holder(s) and the Collateral Agent a valid and perfected first priority security interest in favor of the Collateral Agent in all of the present and/or future Collateral free of all other Liens whatsoever (subject only to the

Liens permitted by Section 10.5, and to deliver to the Collateral Agent or the holders of the Notes such certificates, documents, instruments and opinions in connection therewith as may be reasonably requested by the Collateral Agent or the Required Holder(s), each in form and substance reasonably satisfactory to the Collateral Agent and the Required Holder(s)). In the event that the Company hereafter acquires any real property or interest in real property on which a Lien is required to be granted to the Collateral Agent pursuant to this paragraph, then the Company shall also supply to the Collateral Agent and the holders of the Notes, at the Company’s sole cost and expense, a survey, environmental report, hazard insurance policy and a mortgagee’s policy of title insurance from a title insurer reasonably acceptable to the Required Holder(s) insuring the validity of such Lien on the real property or interest in real property encumbered thereby, each in form and substance reasonably satisfactory to the Collateral Agent and the Required Holder(s). The Company hereby irrevocably makes, constitutes and appoints the Collateral Agent (and all other persons designated by the Collateral Agent for that purpose) as the Company’s true and lawful agent and attorney-in-fact to, if the Company fails to do so as required upon the request of the Required Holder(s) or the Collateral Agent, sign the Company’s name on any such agreements, instruments and documents referred to in the preceding sentences and to deliver such agreements, instruments and documents to such Persons as the Required Holder(s) or the Collateral Agent in their sole discretion may elect.”
1.10. Section 10 of the Note Agreement is amended and restated to read as follows:
     “Section 10. Negative Covenants.
The Company covenants that so long as any of the Notes are outstanding:
Section 10.1. Financial Covenants.
     (a) Leverage Ratio. The Company will not permit the Leverage Ratio as of the end of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2007, to be more than 4.00 to 1.00.
     (b) Borrowing Base Limit. The Company will not permit, as of the end of each fiscal month, an Adjusted Borrowing Base Limit II of not less than $10,000,000.
     (c) Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter at which the Adjusted Borrowing Base Limit III is less than $20,000,000, to be less than 1.10 to 1.00.
     (d) Minimum EBITDA. The Company will not permit EBITDA for any Fiscal Quarter ending during any period set forth below to be less than the amount set forth below opposite such period:

Period	EBITDA
June 30, 2006 through and including September 28, 2006	$1,500,000
September 29, 2006 through and including December 28, 2006	$5,500,000
December 29, 2007 through and including March 29, 2007	$6,250,000
March 30, 2007 through and including June 28, 2007	$8,000,000
The Noteholders and the Company agree to engage in discussions to attempt to determine mutually agreeable minimum levels of EBITDA for the Fiscal Quarters ending after June 28, 2007, provided that if no such levels are agreed upon in writing by the Company and the Required Holder(s) on or prior to June 28, 2007, the required level shall be $8,000,000 for each such Fiscal Quarter and the Company will not permit EBITDA for any Fiscal Quarter ending after June 28, 2007 to be less than $8,000,000.
     (e) Minimum Working Capital. The Company will not permit Working Capital at the end of any month ending after July 25, 2006 to be less than $75,000,000.
       Section 10.2. Consolidations, Mergers and Acquisitions. The Company shall not recapitalize or consolidate with, merge with, or otherwise acquire (including by the formation or acquisition of a Subsidiary) all or substantially all of the assets or properties of any other Person, except described as part of the Project in the definition of “Project”.
       Section 10.3. Disposition of Assets. Except for dispositions of property as described in the definitions of the “Project” and “Selma Sale-Leaseback” and the disposition of inventory or obsolete or worn out property in the ordinary course of business, the Company shall not sell, lease, transfer or otherwise dispose of any of Company’s properties, assets or rights.
       Section 10.4. [Intentionally Omitted]
       Section 10.5. Encumbrances. Except for those liens, security interests and encumbrances presently in existence and reflected in the most recent audited financial statements delivered pursuant to Section 7.1(c), and those created by the Collateral Documents, the Company shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, capitalized lease, levy, assessment, attachment, seizure, writ, distress warrant, or other encumbrance of any nature whatsoever on or with regard to any of the Company’s assets (and, for this purpose, the Company’s “priced as sold” arrangements with respect to its purchases of almonds and walnuts from growers in the ordinary course of business as customarily conducted in the past shall not be considered an assignment or a conveyance of a right to receive income or profits) other than: (a) liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Company shall, if appropriate under GAAP, have set aside on the Company’s books and records adequate reserves; (b) liens securing deposits with insurance carriers or under workmen’s compensation, unemployment insurance, social security and other similar laws, or securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or securing indemnity, performance or other similar bonds for the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or securing statutory obligations (including obligations to landlords, warehousemen and mechanics) or surety bonds, or securing indemnity, performance or other similar bonds in the ordinary course of the Company’s business, which are not past due; (c) liens securing appeal bonds securing judgments not in excess of $1,000,000; (d) liens and security interests in favor of the Collateral Agent for the ratable benefit of the holders of the Notes; (e) liens securing the interests of Broker in any Margin Account; (f) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of the Company’s real property, and other liens, security interests and encumbrances on property which do not, in the reasonable determination of the Required Holder(s): (i) materially impair the use of such property, or (ii) materially lessen the value of such property for the purposes for which the same is held by the Company; (g) purchase money security interests securing amounts not exceeding $1,500,000 in the aggregate during any Fiscal Year of the Company; and (h) liens and encumbrances as described as part of the Project. Notwithstanding the foregoing, the fact that the Deed of Trust, recorded February 13, 1997 as Instrument No.5458, Book 3562, Page 483 in the Official Records of Merced County, California (the “Deed of Trust”) in favor of Bank of America Illinois (“BOA”) with respect to certain property owned by the Company and located in Merced County, Gustine, California (the “California Property”) remains of record notwithstanding that the Company has repaid all of the obligations that had been secured thereby shall not constitute a violation of this Section 10.5 so long as the Company (1) is using reasonable efforts to (A) cause BOA to file an appropriate Deed of Reconveyance that would remove the Deed of Trust from the Title Commitment issued to the Collateral Agent for the California Property, or (B) in the alternative, to deliver to First America Title Insurance Company, the issuer of such Title Commitment, such other evidence as would remove the Deed of Trust from such Title Commitment, and (2) in any event shall cause either the aforesaid event (A) or event (B) to occur within one hundred twenty (120) days of date of the Second Amendment.

     Section 10.6. Transactions with Affiliates. The Company will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except (i) in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate and (ii) the Selma Sale-Leaseback.
     Section 10.7. Deposits, Investments, Advances or Loans. The Company shall not make or permit to exist deposits, investments, advances or loans (other than loans existing on the Second Amendment Effective Date and disclosed to the holders of the Notes in writing on or prior to such date) in or to Affiliates or any other Person, except: (a) investments in short term direct obligations of the United States Government; (b) investments in negotiable certificates of deposit issued by a bank a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, made payable to the order of the Company or to bearer; (c) loans to officers, directors, employees, or Affiliates as and when permitted by Section 10.11; (d) demand deposits, other than Deposit Accounts (as defined in the Security Agreement), not to exceed $100,000 in the aggregate; (e) pre-payments to vendors in the ordinary course of business; and (f) deposits, investments, advances or loans as described as part of the Project.
     Section 10.8. Indebtedness. Except for those obligations and that indebtedness presently in existence and reflected in the most recent audited financial statements delivered pursuant to Section 7.1(c), or referred to in Section 10.12, the Company shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, direct or indirect fixed or contingent, including obligations under capitalized leases, except: (a) obligations and indebtedness under the Note Agreement, the Notes and the Credit Agreement; (b) obligations secured by liens or security interests permitted under Section 10.5 or contingent obligations permitted under Section 10.9; (c) trade obligations and normal accruals in the ordinary course of the Company’s business not yet due and payable, or with respect to which the Company is contesting in good faith the amount or validity thereof by appropriate proceedings, and then only to the extent that the Company has set aside on the Company’s books adequate reserves, if appropriate under GAAP; (d) other unsecured indebtedness, not exceeding the lesser of (i) $2,000,000 or (ii) $3,500,000 less the amount of indebtedness incurred under Section 10.5(g); (e) indebtedness as described as part of the Project; and (f) and obligations to make premium payments for officer’s and director’s life insurance contracts.
     Section 10.9. Guarantees and Other Contingent Obligations. Except as permitted under Section 10.8, the Company shall not guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of such Person or through the purchase of Goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such Person or otherwise, except: (a) for endorsements of negotiable Instruments for collection in the ordinary course of business; (b) that the Company may indemnify the Company’s officers, directors and managers to the extent permitted under the laws of the State in which the Company is organized and may indemnify (in the customary manner) underwriters and any selling shareholders in connection with any public offering of the Company’s securities; (c) that the Company may guaranty and fund obligations of the Company’s Supplemental Retirement Plan to cover certain executive officers of the Company; (d) guaranties and other contingent obligations not exceeding $1,000,000 in the aggregate during any one Fiscal Year; and (c) guaranties as described as part of the Project.
     Section 10.10. Capital Investment Limitations. The Company shall not (i) purchase, invest in or otherwise acquire (including acquisitions through capitalized leases) additional real estate, equipment or other fixed assets in connection with the Project, in excess $110,000,000, in aggregate, over Fiscal Years 2004 through and including 2008 (“Project Related Capital Expenditures”) or (ii) purchase, invest in or otherwise acquire (including acquisitions through capitalized leases) additional real estate, equipment or other fixed assets (including Project Related Capital Expenditures) in any Fiscal Year, in an amount in excess of $13,000,000 in the aggregate in any such Fiscal Year; it being agreed that the maximum permissible expenditures in clauses (i) and (ii) shall be cumulative and expenditures under one clause shall not reduce the permitted amounts expendable under the other clause.
     Section 10.11. Loans to Affiliates. The Company shall not make any loans to any officers, directors, Affiliates or shareholders of the Company, except for (a) advances for travel and expenses to the Company’s officers, directors or employees in the ordinary course of the Company’s business; (b) loans (including obligations under existing split-dollar life insurance contracts) to the Company’s officers, directors or employees not exceeding $2,500,000 in the aggregate at any one time outstanding; and (c) rental payments made under the lease entered into in the Selma Sale-Leaseback and security deposits held by the lessors in connection with the Selma Sale-Leaseback in amounts customarily required for transactions of that type.
     Section 10.12. Distributions in Respect of Equity, Prepayment of Debt. The Company shall not directly or indirectly: (a) redeem any of the Company’s shares of capital stock; (b) declare any cash dividends in any year on any class of the Company’s capital stock, except that during each Fiscal Year, the Company may make, declare and pay cash dividends to its shareholders in amounts up to the lesser of (i) 25% of the Company’s consolidated net income during the previous Fiscal Year, or (ii) $5,000,000; or (c) prepay any principal, interest or other payments on or in connection with any indebtedness of the Company other than (i) prepayments of the Notes and indebtedness under the Credit Agreement and (ii) prepayments of debt as described as part of the Project.
     Section 10.13. Amendment of Organizational Documents. The Company shall not amend the Company’s articles or certificate of incorporation, bylaws or any other agreement, instrument or document affecting the Company’s organization, management or governance or form any subsidiaries, provided, however, that a request by the Company for a waiver of this Section 10.13, shall not be unreasonably withheld or delayed by the Required Holder(s).
     Section 10.14. Amendment of Bainbridge Documents. The Company shall not amend any of the Bainbridge Bond Documents or any of the Bainbridge Loan Documents without the prior written consent of the Required Holder(s); provided however that a request by the Company for a waiver of this Section 10.14 shall not be unreasonably delayed or withheld by the Required Holder(s).
     Section 10.15. Subsidiaries. The Company will not form and will not permit to exist any Subsidiaries.
     Section 10.16. Line of Business. The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of Second Amendment Effective Date.
     Section 10.17. Terrorism Sanctions Regulations. The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.
     Section 10.18. Most Favored Lender Status. The Company will not, and will not permit any Subsidiary to, enter into, assume or otherwise become bound or obligated under the Credit Agreement or any agreement evidencing, securing, guaranteeing or otherwise relating to Debt under the Credit Agreement or any other working capital credit facility that contains, or amend the Credit Agreement or any such agreement to contain, one or more Additional Covenants or Additional Defaults, unless the Company or such Subsidiary has offered to make an amendment this Agreement, in form and substance satisfactory to the Required Holders, to add to or amend this Agreement to contain such Additional Covenants or Additional Defaults; provided, however, in the event that the Company or any Subsidiary enters into, assumes or otherwise becomes bound or obligated under, or so amends, the Credit Agreement or any such agreement without making such offer, or if such offer was made and has not been rejected by the Required

Holders, this Agreement shall, without any further action on the part of the Company, or any of the holders, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement. The Company further covenants to, and to cause each of its Subsidiaries to, promptly execute and deliver at its expense (including the reasonable fees and expenses of counsel for the holders) an amendment to this Agreement in form and substance satisfactory to the Required Holders evidencing the amendments of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendments shall not be a precondition to the effectiveness of such amendment as provided for in this Section 10.18, but shall merely be for the convenience of the parties hereto.”
     1.11. Section 11 of the Note Agreement is amended and restated in its entirety as follows:
     “Section 11. Events of Default.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
     (a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
     (b) the Company defaults in the payment of any interest or Excess Leverage Fee with respect to any Note for more than five Business Days after the same becomes due and payable; or
     (c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(e) or Section 10; or
     (d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)), or the Company defaults in the performance of or compliance with any term contained any other Transaction Document and such default shall not be remedied within the grace period, if any, provided therefore in such Transaction Document; or
     (e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any other Transaction Document or in any writing furnished in connection with the transactions contemplated hereby or by any other Transaction Document proves to have been false or incorrect in any material respect on the date as of which made; or
     (f) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt that is outstanding in an aggregate principal amount of at least $1,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Debt in an aggregate outstanding principal amount of at least $1,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition, any holder of such Debt may cause or declare such Debt to be, or such Debt has become, or has been declared, due and payable, before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), any holder of Debt in an aggregate outstanding principal amount of at least $1,000,000 may obligate the Company or any Subsidiary, or the Company or any Subsidiary has become obligated, to purchase or repay such Debt before its regular maturity or before its regularly scheduled dates of payment, provided that to the extent the holder of such Debt waives any such default or any such default is cured, the Event of Default existing under this clause (f) solely as a result of such default shall be deemed to be no longer continuing; or
     (g) the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
     (h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

     (i) a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 in excess of any insurance coverage therefor (which coverage has not been denied and is not being contested by the insurance provider) against one or more of the Company and its Subsidiaries and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; or
     (j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $1,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or
     (k) any Collateral Document shall cease to be in full force and effect, or the Company shall contest or deny the validity or enforceability of, or deny that it has any obligations under, any collateral document, or the Collateral Agent does not have or ceases to have a valid first priority perfected security interest (subject only to Liens permitted by Section 10.5) in any Collateral for the benefit of the holders of the Notes.
       As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.”
1.12. Section 12.2 of the Note Agreement is amended and restated in its entirety as follows:
     “Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, in any Note or in any of the other Transaction Documents or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.”
1.13. Clause (d) of Section 12.3 of the Note Agreement is amended and restated in its entirety as follows:
“(d) no judgment or decree has been entered for the payment of any monies due pursuant hereto, to the Notes or to any of the other Transaction Documents.”
1.14. Section 12.4 of the Note Agreement is amended and restated in its entirety as follows:
     “Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, by any Note or by any other Transaction Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.”
1.15. Sections 15 and 16 of the Note Agreement are amended and restated in its entirety as follows:
“Section 15. Expenses, Etc.
     Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or the other Transaction Documents (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the reasonable out-of-pocket costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or the other Transaction Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or the other Transaction Documents, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the reasonable out-of-pocket costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).
     Section 15.2. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes or any of the other Transaction Documents, and the termination of this Agreement or any of the other Transaction Documents.
Section 16. Survival of Representations and Warranties; Entire Agreement.
     All representations and warranties contained herein or in any other Transaction Document shall survive the execution and delivery of this Agreement, the Notes and the other Transaction Documents, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or any other Transaction Document shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and the other Transaction Documents embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.”
1.16. Section 22 of the Note Agreement is amended and restated in its entirety as follows:
     “Section 22. [Intentionally Omitted]”
        1.17. Schedule B to the Note Agreement is amended by adding, or amending and restating, as applicable, the following definitions in proper alphabetical order:
     “Adjusted Borrowing Base Limit I” shall mean the “Adjusted Borrowing Base Limit I”, as defined in the Credit Agreement.
     “Adjusted Borrowing Base Limit II” shall mean the “Adjusted Borrowing Base Limit II”, as defined in the Credit Agreement.
     “Adjusted Borrowing Base Limit III” shall mean the “Adjusted Borrowing Base Limit III”, as defined in the Credit Agreement.

     “Bainbridge Bond Documents” shall mean all agreements, instruments and documents as now in effect and executed or delivered in connection with the Bainbridge Indenture, and as the same may be amended, replaced, restated and/or supplemented from time to time hereafter, including without limitation, the Bainbridge Loan Agreement.
     “Bainbridge Indenture” shall mean that certain Trust Indenture dated as of June 1, 1987 between the Decatur County — Bainbridge Industrial Development Authority and Trust Company Bank, as now in effect and as the same may be amended, replaced, restated and/or supplemented from time to time hereafter.
     “Bainbridge Loan Agreement” shall mean that certain Loan Agreement dated as of June 1, 1987, between the Decatur County — Bainbridge Industrial Development Authority and the Company, as now in effect and as the same may be amended, replaced, restated and/or supplemented hereafter.
     “Bainbridge Loan Documents” shall mean all agreements, instruments and documents executed or delivered in connection with the Bainbridge Loan Agreement, as now in existence and as the same may be amended, replaced, restated and/or supplemented from time to time.
     “Bank Agent” means U.S. Bank National Association, as agent for the Banks under the Credit Agreement, and its successors and assigns in that capacity.
     “Banks” means U.S. Bank National Association, LaSalle Bank National Association, JPMorgan Chase Bank, N.A., and their respective successors and assigns.
     “Broker” shall mean shall have the meaning given in the UCC.
     “California Deed of Trust” shall mean that certain Deed of Trust, dated as of July 25, 2006, by the Company in favor of the Collateral Agent with respect to the real property commonly known as the Crane Walnut Sheller Property in Merced County, California.
     “Credit Agreement” means the Amended and Restated Credit Agreement, dated as of July 25, 2006, by and among the Company, the Bank Agent and the Banks.
     “Collateral” means the “Collateral”, as defined in the Security Agreement, the “Property”, as defined in the Illinois Mortgage, and the “Property”, as defined in the California Deed of Trust.
     “Collateral Agent” shall mean U.S. Bank National Association, in its capacity as collateral agent under the Intercreditor Agreement, and its successor and assigns in that capacity.
     “Collateral Documents” shall mean the Security Agreement, the Mortgages, the Control Account Agreements, the Trademark License Agreement and any other agreement, document or instrument in effect on the Second Amendment Effective Date or executed by the Company after the Second Amendment Effective Date under which the Company has granted a lien upon or security interest in any property or assets to the Collateral Agent to secure all or any part of the obligations of the Company under this Agreement or the Notes, and all financing statements, certificates, documents and instruments relating thereto or executed or provided in connection therewith, each as amended, restated, supplemented or otherwise modified from time to time.
     “Commodity Accounts” shall have the meaning given in the UCC.
     “Commodity Contracts” shall have the meaning given in the UCC.
     “Control Account Agreements” shall mean that certain Agreement Re: Blocked Accounts, date as of July 25, 2006, among the Company, the Collateral Agent and LaSalle Bank National Association and each other control account agreement entered into by the Company, a depositary bank and the Collateral Agent, each as amended, restated, supplemented or otherwise modified from time to time.
     “EBITDA” shall mean, for the then preceding four Fiscal Quarters, the net income of the Company before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases and any Excess Leverage Fee, regardless of how the charge is accounted for per GAAP), depreciation, amortization and other non-cash expenses or charges (including (i) any non-cash charges associated with FAS 142 adjustments, and (ii) any one-time slotting fees or distribution allowances), excluding (to the extent otherwise included): (a) non-operating gains (including without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than Inventory or property, plant and equipment) during the applicable period; and (b) similar non-operating losses, costs and expenses during such period (including without limitation fees and expenses associated with the negotiation, execution, delivery and closing of the Second Amendment and the Credit Agreement). To the extent not included in net income, proceeds from business interruption insurance shall be added in the calculation of EBITDA.
     “Fixed Charge Coverage Ratio” shall mean, as of the end of any Fiscal Quarter, the ratio of the Company’s: (a) (i) EBITDA for the then preceding four Fiscal Quarters, minus (ii) the amount of cash income taxes paid during such period, minus (iii) the amount of cash dividends or distributions paid and the amount paid to redeem capital stock or other equity interests during such period, minus (iv) the lesser of (A) capital expenditures during such period or (B) depreciation expense during such period, plus (v) the amount of rent and other lease expense under operating leases and Synthetic Leases during such period; divided by (b) (i) the amount of principal paid (or due to be paid if not paid on or before the original due date) by the Company during such period with respect to long term debt (including capitalized leases), excluding payments that were due and counted as of their original due date, plus (ii) the amount of cash interest paid by the Company during such period (including without limitation, implicit interest expense on capitalized leases and any Excess Leverage Fee, regardless of how the charge is accounted for per GAAP), plus (iii) the amount of rent and other lease payments under operating leases and Synthetic Leases paid during such period.
     “Goods” shall have the meaning given in the UCC.
     “Illinois Mortgage” shall mean that certain Mortgage, dated of July 25, 2006, by the Company in favor of the Collateral Agent with respect to the real property commonly known as the Panasonic Property in Kane County, Illinois.
     “Instruments” shall have the meaning given in the UCC.
     “Intercreditor Agreement” means that certain Intercreditor and Collateral Agency Agreement, dated as of July 25, 2006, among the Noteholders, the Bank Agent, the Banks and the Collateral Agent, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.
     “Margin Accounts” shall mean, collectively, all Commodity Accounts and all Commodity Contracts.
     “Mortgages” means (i) the California Deed of Trust, (ii) the Illinois Mortgage, and (iii) any other mortgage pursuant to which the Notes are secured and which is entered into as contemplated hereby, by the Intercreditor Agreement or by any other Transaction Document.
     “NAIC” means the National Association of Insurance Commissioners or any successor thereto.
     “Second Amendment” means the that certain Limited Waiver and Second Amendment to Note Purchase Agreement, dated as of July 25, 2006, among the Company and the Noteholders.
     “Second Amendment Effective Date” means the “Effective Date”, as defined in the Second Amendment.
     “Security Agreement” means that certain Security Agreement, dated as of July 25, 2006, made by the Company in favor of the Collateral Agent for the benefit of the Banks and the holders of the Notes, as the same may be amended, modified, or supplemented from time to time in accordance with the provisions thereof.
     “Selma Sale-Leaseback” means the sale-leaseback of the Company’s property in Selma, Texas entered into by the Company with certain partnerships controlled by Affiliates of the Company and approved by a committee of independent members of the Company’s board of directors; provided (a) the cash purchase price for such property is not less than $14,300,000, (b) the lease term of such property shall be at least 10-years and the lease shall contain an option to purchase after five years at an aggregate purchase price not to exceed the then fair market value of such property, or if greater, $14,300,000, and (c) rental rates under such lease shall not exceed fair market rates for rentals of similar properties, as determined by an independent appraiser as of the time of appraisal.
     “SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.
     “Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.
     “Trademark License Agreement” means that certain Trademark License Agreement, dated as of July 25, 2006, made by the Company in favor of the Collateral Agent for the benefit of the Banks and the holders of the Notes, as the same may be amended, modified, or supplemented from time to time in accordance with the provisions thereof.
     “Transaction Documents” shall mean this Agreement, the Notes, the Intercreditor Agreement, the Company’s Acknowledgment to Intercreditor Agreement, the Collateral Documents and the other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company or any Affiliate in connection with this Agreement.
     “UCC” shall mean the Uniform Commercial Code as in effect in the State of Colorado.
     “Working Capital” shall mean as of any particular date, the Company’s combined current assets, less the Company’s combined current liabilities determined in accordance with GAAP, provided, however (a) temporary long-term debt reclassifications as current liabilities shall not be included as current liabilities (including during a “Sharing Period”, as defined in the Intercreditor Agreement), and (b) the aggregate amount of Loans (as defined in the Credit Agreement) outstanding shall be included as current liabilities regardless of their maturity.
1.18. Schedule B to the Note Agreement is amended by deleting the following definitions:
     “Acceptable Letter of Credit”
     “Acceptable Letter of Credit Issuer”
     “Asset Disposition”
     “Debt Prepayment Application”
     “Disposition Value”
     “Excess Leverage Fee”

     “Net Proceeds Amount”
     “Priority Debt”
     “Property Reinvestment Application”
     “Supplemental Letter of Credit”
     “Tangible Net Worth”
     “Transfer”
     “Unallocated Cash Flow”
     1.19. The Noteholders and the Company agree that each outstanding Note shall be amended and restated to be a like principal amount of Note in the form of Exhibit 1 hereto.
     1.20. Exhibit 1 and Exhibit 7.2(a) to the Note Agreement are hereby amended and restated in their entirety as set forth on Exhibit 1 and Exhibit 7.2(a), respectively, hereto.
     SECTION 2. LIMITED WAIVER.
     Subject to the terms and conditions set forth herein, in reliance upon the representations and warranties of the Company set forth herein, and effective on (and subject to the occurrence of) the Effective Date (as defined in Section 4 below), the Noteholders hereby waive the Existing Defaults. The foregoing waiver shall be limited precisely as written and shall relate solely to the Note Agreement in the manner and to the extent described herein, and nothing in this Limited Waiver shall be deemed to (a) constitute a waiver of compliance by the Company with respect to or any modification of Section 10.1 of the Note Agreement as of the end of any other month or any other Fiscal Quarter, as applicable, or in any other instance or respect or (ii) any other term, provision or condition of the Note Agreement, (b) waive any right that any holder may have to receive the payment of any Excess Leverage Fee, (c) constitute a waiver of any Default or Event of Default other than the Existing Defaults, or (d) prejudice any right or remedy that the any holder of Notes may now have (after giving effect to the foregoing waiver) or may have in the future under or in connection with the Note Agreement or any Note.
     SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY; ACKNOWLEDGMENT.
     3.1. Representations. To induce the Noteholders to execute and deliver this Amendment, the Company represents and warrants to the Noteholders (which representations shall survive the execution and delivery of this Amendment), that:
     (a) this Amendment has been duly authorized, executed and delivered by it and this Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;
     (b) the Note Agreement, as amended by this Amendment, constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;
     (c) the execution, delivery and performance by the Company of this Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, including, without limitation, the Credit Agreement, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 3.1(c);
     (d) as of the date hereof, and after giving effect to this Amendment and the other transactions contemplated hereby and by the other Transaction Documents, (i) each representation and warranty set forth in Section 5 of the Note Agreement and in each other Transaction Document is true and correct (except to the extent such representations and warranties expressly refer to a specific date, in which case they were true and correct as of such date), (ii) no Event of Default or Default exists, (iii) each of the representations and warranties made by the Company in Credit Agreement is true and complete, (iv) as of the Effective Date, all filings, assignments, pledges and deposits of documents or instruments have been made, and all other actions have been taken, that are necessary or advisable under applicable law and are required to be made or taken on or prior to the Effective Date under the provisions of the Note Agreement and the other Transaction Documents to create and perfect a security interest in the Collateral in favor of the Collateral Agent to secure the Notes and the Company’s obligations under the Credit Agreement, subject to no Liens other than Liens permitted under Section 10.5, (v) the Collateral and the Collateral Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses (except any such setoff, claim or defense which could not, individually or in the aggregate, materially impair the rights of the Collateral Agent with respect to the Collateral), (vi) the Company is the owner of the Collateral described in the Collateral Documents free from any Lien, security interest, encumbrance and any other claim or demand, except for Liens permitted under Section 10.5 and (v) the Company has no Subsidiaries.

     SECTION 4. CONDITIONS TO EFFECTIVENESS OF LIMITED WAIVER AND AMENDMENTS.
     The amendments in Section 1 of this Amendment and the limited waiver in Section 2 of this Amendment shall not become effective until, and shall become effective only when, each and every one of the following conditions shall have been satisfied (the date upon which such conditions are satisfied is called the “Effective Date”):
     4.1. Documents. Each Noteholder shall have received original counterparts or, if satisfactory to such Purchaser, certified or other copies of all of the following, each duly executed and delivered by the party or parties thereto, in form and substance satisfactory to such Purchaser, dated the date of Effective Date unless otherwise indicated, and, on Effective Date, in full force and effect with no event having occurred and being then continuing that would constitute a default thereunder or constitute or provide the basis for the termination thereof:
     (i) counterparts of this Amendment, duly executed by the Company and the holders of at least a majority of the outstanding principal of the Notes;
     (ii) the Amended and Restated Notes dated as of the most recent date on which interest on the thereon has been paid (the “Amended and Restated Notes”), in the form of Exhibit 1 attached hereto, duly executed by the Company;
     (iii) counterparts of the Intercreditor Agreement, duly executed by the Noteholders, the Bank Agent, the Banks and the Collateral Agent;
     (iv) the Security Agreement, the California Deed of Trust, the Illinois Mortgage, the Trademark License Agreement and the Control Account Agreements, each duly executed by the parties thereto;
     (v) all chattel paper, instruments and documents of title in which the Collateral Agent has been granted a security interest and are then required under the Collateral Documents to be delivered to the Collateral Agent, together with the related transfer documents executed in blank, in each case received by the Collateral Agent, all Uniform Commercial Code financing statements perfecting the security interests and liens granted to the Collateral Agent, duly filed in all offices necessary to perfect such security interests and liens or deemed by the Required Holders to be advisable, and all such other certificates, documents, agreements, recording and filings necessary to establish a valid and perfected first priority lien and security interest (subject only to Liens described in Section 10.5) in favor of the Collateral Agent in all of the Collateral or deemed by the Required Holders to be advisable;
     (vi) a Secretary’s Certificate signed by the Secretary or an Assistant Secretary and one other officer of the Company certifying, among other things, (a) as to the names, titles and true signatures of the officers of the Company authorized to sign this Amendment, the Amended and Restated Notes, the Security Agreement, the Mortgages and the other Transaction Documents to be delivered in connection with this Amendment, (b) that attached thereto is a true, accurate and complete copy of the certificate of incorporation of the Company, certified by the Secretary of State of Delaware, as of a recent date, (c) that attached thereto is a true, accurate and complete copy of the by-laws of the Company which were duly adopted and are in effect as of the Second Amendment Effective Date and have been in effect immediately prior to and at all times since the adoption of the resolutions referred to in clause (d), below, (d) that attached thereto is a true, accurate and complete copy of the resolutions of the board of directors of the Company, duly adopted at a meeting or by unanimous written consent of such board of directors, authorizing the execution, delivery and performance of this Amendment, the Amended and Restated Notes, the Security Agreement, the Mortgages and the other Transaction Documents to be delivered in connection with this Amendment, and that such resolutions have not been amended, modified, revoked or rescinded, are in full force and effect and are the only resolutions of the shareholders of the Company, or of such board of directors or any committee thereof relating to the subject matter thereof, (e) that this Amendment, the Amended and Restated Notes, the Security Agreement, the Mortgages and the other Transaction Documents to be executed and delivered in connection with this Amendment to the Noteholders by the Company are in the form approved by its board of directors in the resolutions referred to in clause (d), above, and (f) that no dissolution or liquidation proceedings as to the Company have been commenced or are contemplated;
     (vii) a certificate of corporate or other type of entity and tax good standing for the Company from the Secretary of State of Delaware and from the Secretary of State or other applicable governmental office of the States of California, Georgia, Illinois, North Carolina and Texas;
     (viii) Certified copies of Requests for Information or Copies (Form UCC-11) or equivalent reports listing all effective financing statements which name the Company (under its present name and previous names) as debtor and which are filed in the office of the Secretary of State in any state in which the Company is located (as determined under the UCC), and lien and judgment search reports from the county recorder of any county in which the Company maintains an office or in which any assets of the Company are located; and
     (ix) such other certificates, documents and agreements as such Purchaser may reasonably request.
        4.2. Opinion of Company’s Counsel. The Noteholders shall have received from Jenner & Block, special counsel for the Company, a favorable opinion reasonably satisfactory to the Required Holders, and the Company, by its execution hereof, hereby requests and authorizes such special counsel to render such opinion and to allow the Noteholders to rely on such opinion, and understands and agrees that each Noteholders receiving such an opinion will be relying, and is hereby authorized to rely, on such opinion.
        4.3. Title Insurance, Surveys and Environmental Assessments. The Noteholders shall have received, with respect to each parcel of real estate subject to the Illinois Mortgage or the California Deed of Trust, (i) from a title company acceptable to the Required Holders, a prepaid mortgagee title insurance policy in form acceptable to the Required Holders, in an amount at least equal to the estimated fair market value of such parcel and the improvements thereon, insuring the lien of such Mortgage with respect to such parcel of real estate as a valid, prior lien on such parcel subject only to such exceptions as shall be approved by the Required Holders and containing such endorsements as may be required by the Required Holders, (ii) an ALTA Survey and Flood Plain designations with respect to the property subject to the Illinois Mortgage and a Survey and Flood Plain designations with respect to the property subject to the California Deed of Trust, in each case satisfactory to the Required Holders, and (iii) a Phase 1 environmental assessment, and such additional environmental assessments and reports as the Required Holders may request, satisfactory to the Required Holders, and the Required Holders shall be satisfied with the environmental condition of such real estate.
     4.4. Certificates of Insurance. The Company shall have delivered from insurance carriers acceptable to the Required Holders certificates of insurance in such forms and amounts acceptable to the Required Holders evidencing insurance required to be maintained under Section 9.2 of the Note Agreement or under any of the Collateral Documents under insurance policies with loss payable clauses in favor of the Collateral Agent and acceptable to the Required Holders.
     4.5. Amended and Restated Credit Agreement. The Credit Agreement, providing for a $100,000 revolving credit facility to the Company, a waiver of any default under Section 9.6 of the Prior Agreement (as defined in the Credit Agreement) and any default under the Prior Agreement (as defined in the Credit Agreement) as a result of the Existing Defaults and having other terms and conditions satisfactory to the Require Holders, shall have been duly executed and delivered by the Company, the Bank Agent and the Banks, and shall be in full force and effect. All conditions precedent to the making of the initial revolving loan under the Credit Agreement shall have been satisfied and the Company shall have received the proceeds of the term loan and the initial revolving loan thereunder. The Noteholders shall have received a copy of the Credit Agreement and all instruments, documents and agreements delivered at the closing of making of the initial revolving loan thereunder, certified by an Officer’s Certificate, dated the Effective Date, as correct and complete.
     4.6. The representations and warranties of the Company set forth in Section 3 hereof are true and correct on and as of the Effective Date.
     4.7. The Noteholders shall have received payment of the Amendment Fee described in Section 5 hereof.
     SECTION 5. AMENDMENT FEE.
     In consideration of the execution and delivery of this letter by the Noteholders, the Company hereby agrees to pay to the holders, pro rata in proportion to the outstanding principal amount of the Notes held by each holder, a waiver fee (the “Amendment Fee”) in an aggregate amount for all holders equal to $97,000.

     SECTION 6. MISCELLANEOUS.
     6.1. Reference to and Effect on Note Agreement and Notes; No Course of Dealing. Upon the effectiveness of the amendments in Section 1 hereof and the limited waiver in Section 2 hereof, each reference to the Note Agreement and the Notes in any other document, instrument or agreement shall mean and be a reference to the Note Agreement as modified by this Amendment or the Notes as modified by this the Amended and Restated Notes. Except as specifically set forth in Sections 1 and 2 hereof or the Amended and Restated Notes, each of the Note Agreement and the Notes shall remain in full force and effect and is hereby ratified and confirmed in all respects. The Company acknowledges and agrees that no holder is under any duty or obligation of any kind or nature whatsoever to grant the Company any additional amendments or waivers of any type, whether under the same or different circumstances, and no course of dealing or course of performance shall be deemed to have occurred as a result of the amendments and wavier herein.
     6.2. Expenses. The Company hereby confirms its obligations under the Note Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by any Noteholder, all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by the Noteholders in connection with this Amendment or the transactions contemplated hereby, in enforcing any rights under this Amendment, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this letter or the transactions contemplated hereby. The obligations of the Company under this Section 6.2 shall survive transfer by any Noteholder of any Note and payment of any Note.
     6.3. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF ILLINOIS (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AMENDMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).
     6.4. Counterparts; Section Titles. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment. The section titles contained in this Amendment are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
[signature page follows]

JOHN B. SANFILIPPO & SON, INC.
By:	/s/ Michael J. Valentine
Its: Chief Financial Officer

Accepted and Agreed to:
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ G. A. Coletta

Vice President

PRUCO LIFE INSURANCE COMPANY

By:	/s/ G. A. Coletta

Vice President

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

By:	Prudential Investment Management, Inc.,
as investment manager

By:	/s/ G. A. Coletta

Vice President

PRUDENTIAL RETIREMENT INSURANCE
AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc.,
as investment manager

By:	/s/ G. A. Coletta

Vice President

ING LIFE INSURANCE AND ANNUITY COMPANY

By:	Prudential Private Placement Investors, L.P.
(as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By:	/s/ G. A. Coletta

Vice President

FARMERS NEW WORLD LIFE INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P.
(as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By:	/s/ G. A. Coletta

Vice President

PHYSICIANS MUTUAL INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P.
(as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By:	/s/ G. A. Coletta

Vice President

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By:	/s/ Eve Hampton

Title: Vice President — Investments

By:	/s/ Bruce Masters

Title: Assistant Vice President — Investments

THE GREAT-WEST LIFE ASSURANCE COMPANY

By:	/s/ B. R. Allison

Title: Authorized Signatory

By:	/s/ W. J. Sharman

Title: Authorized Signatory

UNITED OF OMAHA LIFE INSURANCE COMPANY

By:	/s/ Curtis R. Caldwell

Title: Vice President

JEFFERSON PILOT FINANCIAL INSURANCE COMPANY

By:	/s/ Devon Everhart
Title: Vice President

[Form of Amended and Restated Note]
John B. Sanfilippo & Son, Inc.
5.67% Amended and Restated Senior Note Due December 1, 2014

No. [___]	[Date]
$[___]	PPN: 800422 D* 5
     For Value Received, the undersigned, John B. Sanfilippo & Son, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [___], or registered assigns, the principal sum of [                                        ] Dollars (or so much thereof as shall not have been prepaid) on December 1, 2014, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate per annum equal to 5.67%, payable semiannually, on the 1st day of June and December in each year, commencing with the June 1 or December 1 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, at the Default Rate (as defined in the Note Purchase Agreement referred to below), on any overdue payment of interest and, during the continuance of an Event of Default, on the unpaid balance hereof and on any overdue payment of any Make-Whole Amount, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).
     Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Company in the United States, or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
     This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of December 16, 2004 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
     This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
Exhibit 1
(to Second Amendment to Note Purchase Agreement)

     The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
     If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.
     This Note (i) merely re-evidences a portion of the indebtedness previously evidenced by the Company’s 4.67% Senior Notes due December 1, 2014 (the “Existing Notes”), (ii) is given in substitution for, and not as payment of the Existing Note(s) and (iii) is in no way intended to constitute a novation of any Existing Note.
[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.
SIGNATURE ON THE FOLLOWING PAGE.]
Exhibit 1
(to Second Amendment to Note Purchase Agreement)

     This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Illinois excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

JOHN B. SANFILIPPO & SON, INC.

By:

[Title]
Exhibit 1
(to Second Amendment to Note Purchase Agreement)

Form of Compliance Certificate
     Pursuant to Section 7.2(a) of the Note Purchase Agreement dated as of the 16th day of December, 2004, as amended by the Limited Waiver and First Amendment to Note Purchase Agreement, dated as of February 6, 2006 and the Limited Waiver to Note Purchase Agreement, dated as of May 5, 2006, and as the same may be amended, replaced, restated or supplemented from time to time (the “Note Agreement”) by and among John B. Sanfilippo & Son, Inc., a Delaware corporation (the “Company”), and each of the purchasers party thereto (each, a “Purchaser” and, collectively, the “Purchasers”), the undersigned certifies to the holders of the Company’s 5.67% Amended and Restated Senior Notes due December 1, 2014 as follows (with capitalized terms not defined herein having the meanings given to such terms in the Note Agreement):
1.	The financial statements of the Company attached hereto (the “Financial Statements”) for the period ending ___, 20___(the “Determination Date”) have been prepared in accordance with the requirements of Section 23.3 of the Note Agreement.

2.	The Company is in compliance with all of the covenants set forth in Sections 10.1, 10.3. 10.5(c) and (g), 10.8(d), 10.10, 10.11, and 10.12 of the Note Agreement as of the Determination Date.
Yes ___ No ___
3.	Except as indicated by a check in a “No” box below, the Company is in compliance with the covenants set forth in Section 10.1 of the Note Agreement as of the Determination Date, as follows:
a.	The Leverage Ratio as of the Determination Date is required to be not more than 4.00 to 1.00; the Company’s actual Leverage Ratio as of the Determination Date is ___to 1.00, as shown on the Calculations attached hereto.1]

In Compliance: Yes ___ No ___

b.	Adjusted Borrowing Base Limit II as of the Determination Date is required to be not less than $10,000,000, as shown on the attached Calculations; the Company’s actual Adjusted Borrowing Base Limit II as of the Determination Date is $___, as shown on the Calculations attached hereto.

In Compliance: Yes ___ No ___

c.	If the Company’s actual Adjusted Borrowing Base Limit III as of the Determination Date is less than $20,000,000, as shown on the Calculations attached hereto, the Fixed Charge Coverage Ratio as of the Determination Date is required to be not less than 1.10 to 1.00; the Company’s actual Fixed Charge Coverage Ratio as of the Determination Date is ___to 1.00, as shown on the Calculations attached hereto.*

[1]	Include with quarterly and annual financial statements on and after December 31, 2007.

In Compliance: Yes ___ No ___

d.	EBITDA for the Fiscal Quarter ending with the Determination Date is required to be not less than $___, as shown on the attached Calculations; the Company’s actual EBITDA for the period of the four consecutive Fiscal Quarters ending with the Determination Date is $___, as shown on the attached Calculations.*

In Compliance: Yes ___ No ___

e.	Working Capital as of the Determination Date is required to be not less than $75,000,000; the Company’s actual Working Capital as of the Determination Date is $___, as shown on the Calculations attached hereto.

In Compliance: Yes ___ No ___
4.	All calculations related to the amounts set forth in each of 3 above are attached hereto and all of such calculations are true and correct and prepared consistent with the requirements of the Note Agreement.

Dated:	JOHN B. SANFILIPPO & SON, INC.

By:

[Title]
Exhibit 1
(to Second Amendment to Note Purchase Agreement)

Calculations
(as of the Determination Date)
EBITDA for the Four Consecutive Fiscal Quarters
Ending on the Determination Date

Consolidated net income			$

Plus income taxes			$

Plus interest expense:

Implicit interest expense on capitalized leases	$

Other interest expense	$

Total interest expense:			$

Plus depreciation			$

Plus amortization			$

Plus non-cash expenses or charges:
Non-cash charges associated with
FAS 142 adjustments	$

One-time slotting fees or distribution allowances	$

Other non-cash expenses or charges	$

Total non-cash expenses or charges:			$

Minus non-operating gains:

Extraordinary or nonrecurring gains		$

Gains from discontinuance of operations		$

Gains arising from the sale of assets (other than inventory)		$

Gains arising from the sale of property		$

Gains arising from the sale of plant and equipment		$

Total non- operating gains:			$

Minus similar non-operating losses (including without limitation fees and expenses associated with the negotiation, execution, delivery and closing of the Second Amendment and the Credit Agreement) during such period ending on the Determination Date
$

Total EBITDA			$

Leverage Ratio

Funded Debt (excluding Revolving Loans)			$

Plus averaged outstanding balance of Revolving Loans as of the last day of the month for each of the twelve preceding months			$

Divided by EBITDA for the four consecutive Fiscal Quarters ending on the Determination Date			$

Leverage Ratio

Adjusted Borrowing Base Limit I			$

Adjusted Borrowing Base Limit II			$

Exhibit 1
(to Second Amendment to Note Purchase Agreement)

Adjusted Borrowing Base Limit III			$

Fixed Charge Coverage Ratio

EBITDA for the four consecutive Fiscal Quarters ending on the Determination Date			$

Plus net new long term debt including during such four Fiscal Quarters			$

Plus net capital contributions during such four Fiscal Quarters			$

Minus cash income taxes paid during such four Fiscal Quarters			$

Minus cash dividends during such four Fiscal Quarters			$

Minus cash interest paid during such four Fiscal Quarters			$

Minus the lesser of:
Depreciation	$

Actual capital expenditures	$

$

Unallocated Cash Flow			$

Plus Cash interest paid			$

Total:			$

Divided by:
Principal paid on long term debt		$

Plus cash interest paid		$

Total:			$

Fixed Charge Coverage Ratio

Exhibit 1
(to Second Amendment to Note Purchase Agreement)

EBITDA

EBITDA for the four consecutive Fiscal Quarters ending on the Determination Date	$

Working Capital

Combined current assets	$

Minus combined current liabilities	$

Plus (to the extent included in current liabilities above) temporary long-term debt reclassifications as current liabilities	$

Minus (to the extent not included in current liabilities above) the aggregate amount of Revolving Loans	$

Working Capital as of the Determination Date	$

Exhibit 1
(to Second Amendment to Note Purchase Agreement)